CounterPath Announces Proposed Offering of

Convertible Debentures

VANCOUVER, CANADA – November 15, 2005 – CounterPath Solutions, Inc. (OTCBB: CTPS), a provider of VoIP (Voice over Internet Protocol), Video over IP, Instant Messaging (IM), and Presence SIP softphones, today announced its intention to sell convertible debentures in the aggregate principal amount of $2 million. The private placement with the investor will close within one week.

The convertible debentures will be senior unsecured obligations of the Company, will bear interest at a rate of 5% per annum, payable on maturity or as otherwise agreed to by the Company and the investor, and will mature two years after issuance. At the option of the investor, the debentures may be converted into shares of the Company’s common stock at a conversion price of $0.40 per share. The Company has the option to prepay any outstanding principal and accrued interest under the debentures with the consent of the investor. Under the terms of the private placement, the investor will also acquire warrants for the purchase of up to 2,500,000 shares of the Company’s common stock, exercisable for two years at a price of $0.80 per share. The Company will not be granting any registration rights or paying any finder’s fees in connection with this private placement.

The proceeds of the offering will be used to (1) expand the development and marketing of our core products, (2) develop additional products, and (3) for general corporate purposes.

The securities to be issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For more information, please contact:

Todd Hanas	Tiffany Zinck
Investor Relations	Media Relations
+1.866.869.8072	+1.604.320.3344 extension 208
thanas@counterpath.com	pr@counterpath